EXHIBIT 99.1

DURECT CORPORATION ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

CUPERTINO, Calif., Apr. 28 /PRNewswire-FirstCall/—DURECT Corporation (Nasdaq: DRRX) announced today financial results for the three months ended March 31, 2003.

DURECT’s net loss for the three months ended March 31, 2003 was $5.9 million or 12 cents per share, compared to $9.7 million or 20 cents per share for the same period in 2002. DURECT’s results for the three months ended March 31, 2003 included non-cash charges for the amortization of intangible assets and stock-based compensation of $181,000, compared to $933,000 for the same period in 2002.

“For the first quarter 2003, we have made significant technical progress on the enhancements to our CHRONOGESIC® product and we anticipate that we will move this program back into the clinic in the second half of 2003. Additionally we continued to make progress in our research and development programs, while maintaining our focus on controlling the cash burn and advancing the development programs with the highest potential to create value for our shareholders as well as patients with chronic debilitating diseases,” stated James E. Brown, President and CEO of DURECT. “To date, our signed collaborative agreements have the potential to provide up to an estimated $135 million in R&D funding and milestone payments. These potential funding sources, in conjunction with $43 million in cash and investments reported on our balance sheet for the quarter ended March 31, 2003, provide DURECT with a solid financial foundation to continue to advance our product development activities and operations.”

Total revenues were $2.6 million for the three months ended March 31, 2003, compared to $1.6 million for the same period in 2002. The increase in total revenues was primarily attributable to higher collaborative research and development revenue recognized from the strategic collaborative agreements the company signed with Pain Therapeutics, Inc., BioPartners, GmbH, Voyager Pharmaceutical Corporation and other partners in 2002.

Research and development expenses were $5.6 million for the three months ended March 31, 2003, compared to $8.0 million for the same period in 2002. The decrease in the three months ended March 31, 2003 was primarily attributable to the lower development cost related to our lead product CHRONOGESIC compared with higher costs associated with the preparation for the Phase III trial for CHRONOGESIC in the same period in 2002. In addition, the decrease in the research and development expenses was also the result of cost savings due to the reduction in force in the fourth quarter of 2002.

Selling, general and administrative expenses were $2.2 million in the three months ended March 31, 2003, compared to $2.3 million for the same period in 2002. The slight decrease was primarily attributable to additional cost savings in personnel and other corporate infrastructure expenses as we continue to focus on tighter cost controls in all areas of our business.

At March 31, 2003, DURECT had cash and investments of $43.2 million, including $3.8 million in restricted investments, compared with cash and investments of $48.3 million at December 31, 2002.

DURECT expects its net loss for the second quarter of 2003 will range from $7.0 million to $7.5 million or 14 to 15 cents per share. DURECT’s estimates include non-cash charges for the amortization of intangible assets, stock-based compensation and depreciation of approximately $1.3 million to 1.4 million for the second quarter of 2003.

DURECT Corporation (www.durect.com) is pioneering the development and commercialization of pharmaceutical systems for the treatment of chronic debilitating diseases and enabling biotechnology-based pharmaceutical products. DURECT’s goal is to deliver the right drug to the right site in the right amount at the right time. In addition to its rights to the CHRONOGESIC product, DURECT owns three proprietary drug delivery platform technologies, including the SABER™ Delivery System (a patented and versatile depot injectable useful for protein delivery), the MICRODUR™ Biodegradable Microparticulates (microspheres injectable system) and the DURIN™ Biodegradable Implant (drug-loaded implant system).

NOTE:

CHRONOGESIC®, SABER™, MICRODUR™ and DURIN™ are trademarks of DURECT Corporation. Other trademarks referred to belong to their respective owners.

The statements in this press release regarding DURECT’s products in development, product development plans and projected financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to complete the design, development, and manufacturing process development of its products, achieve milestones that will trigger payments from third parties pursuant to collaboration agreements, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of DURECT’s products. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 14, 2003 and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CHRONOGESIC is under development by DURECT and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2003	2002
	(unaudited)	(unaudited)
Product revenue, net	$1,507	$1,613
Collaborative research and development and other revenue	1,074	11

Total revenues	2,581	1,624

Operating expenses:
Cost of revenues	595	750
Research and development	5,572	7,995
Selling, general and administrative	2,243	2,323
Amortization of intangible assets	335	335
Stock-based compensation(1)	(154)	598

Total operating expenses	8,591	12,001

Loss from operations	(6,010)	(10,377)
Other income (expense):
Interest income	241	711
Interest expense	(124)	(83)

Net other income	117	628

Net loss	$(5,893)	$(9,749)

Net loss per share, basic and diluted	$(0.12)	$(0.20)

Shares used in computing basic and diluted net loss per share	50,123	47,782

(1) Stock-based compensation related to the following:
Cost of revenues	$8	$29
Research and development	(236)	394
Selling, general and administrative	74	175

	$(154)	$598

DURECT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2003	December 31, 2002
	(unaudited)	*
A S S E T S
Current assets:
Cash, cash equivalents and short-term investments	$37,260	$42,800
Inventories and other current assets	4,689	4,241

Total current assets	41,949	47,041

Property and equipment, net	10,869	11,625
Goodwill	4,716	4,716
Intangible assets, net	3,786	4,121
Long-term investments and other non-current assets	5,909	5,468

Total assets	$67,229	$72,971

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable and accrued liabilities	$4,620	$4,568
Long-term obligations, current portion	453	617

Total current liabilities	5,073	5,185

Long-term obligations, noncurrent portion	2,002	1,604

Stockholders’ equity	60,154	66,182

Total liabilities and stockholders’ equity	$67,229	$72,971

(*)	Derived from audited financial statements.

CONTACT:    Schond L. Greenway, Senior Director, Investor Relations and Strategic Planning of DURECT Corporation,

+1-408-777-1417, or schond.greenway@durect.com